Exhibit 99.1

CONTACT:	Connie Hamblin	RELEASE: January 29, 2013
(616) 772-1800

GENTEX REPORTS FOURTH QUARTER FINANCIAL RESULTS

ZEELAND, Michigan, January 29, 2013 — Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and camera-based lighting and driver-assist systems for the automotive industry, commercial fire protection products and dimmable aircraft windows, today reported financial results for the fourth quarter and calendar year ended December 31, 2012.

For the fourth quarter of 2012, the Company’s net sales were flat at $260.3 million compared with the fourth quarter of 2011. For calendar year 2012, the Company’s net sales increased by seven percent to $1.1 billion compared with $1.0 billion for calendar year 2011.

The gross profit margin increased on a sequential basis to 34.2 percent in the fourth quarter of 2012 compared with 33.6 percent in the third quarter of 2012, primarily due to production efficiencies, partially offset by the Company’s inability to leverage fixed overhead expenses on lower sequential quarterly net sales. The gross margin decreased on a quarter-over-quarter basis from 34.7 percent in the fourth quarter of 2011 to 34.2 percent in the fourth quarter of 2012, primarily due to the impact of annual customer price reductions and product mix, partially offset by purchasing cost reductions.

The gross margin declined from 35.3 percent in calendar year 2011 to 33.9 percent in calendar year 2012, primarily due to annual customer price reductions and product mix, partially offset by purchasing cost reductions.

Net income of $39.6 million for the fourth quarter of 2012 decreased by approximately two percent compared with net income of $40.5 million in the fourth quarter of 2011. Net income in calendar year 2012 increased by two percent to $168.6 million, compared with $164.7 million in calendar year 2011. Net income for both the fourth quarter and calendar year 2012 includes a $5 million (pre-tax) litigation settlement with American Vehicular Sciences (AVS), which is discussed below.

Earnings per diluted share were flat at 28 cents in the fourth quarter of 2012 compared with the fourth quarter of 2011. Earnings per diluted share were $1.17 for calendar year 2012 compared with $1.14 in calendar year 2011. Earnings per share for the quarter and calendar year ended December 31, 2012, include the litigation settlement with AVS.

“We are quite pleased to report that our gross profit margin improved sequentially in the fourth quarter of 2012, despite a sequential decrease in net sales,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer. “We are also demonstrating continued positive efficiencies we are experiencing within our operating expenses. Our entire management team has been actively working on cost-reduction initiatives and we are pleased with the results to date.”

AVS Litigation Settlement

As previously disclosed, on June 25, 2012, American Vehicular Sciences LLC (“AVS”) filed four patent infringement complaints in the United States District Court in the Eastern District of Texas, which named the Company and one of two of its customers as co-defendants. In two of the complaints (#6:12-cv-00413 and #6:12-cv-00406), AVS alleged that the Company’s SmartBeam product infringed one patent owned by AVS. In the other two complaints (#6:12-cv-00410 and #6:12-cv-00415), AVS alleged that the Company’s monitoring system products infringe two other patents owned by AVS. The Company was served with the four complaints on July 27, 2012. On October 5, 2012, the Company submitted its answers to all four complaints. On December 28, 2012, in the ordinary course of business, the Company entered into a settlement/license agreement (“agreement”) with AVS, settling all pending litigation. The cost associated with the agreement was accrued by the Company and reflected in its financial results as of December 31, 2012. As a result of the agreement, the United States District Court in the Eastern District of Texas has ordered that the Company is dismissed with prejudice as a defendant in the complaints filed by AVS.

Technology/Product Update

In the fourth quarter of 2012, the Company successfully began shipping a number of auto-dimming mirror production applications with several automakers with advanced technologies including SmartBeam®, driver assist, Rear Camera Display (RCD), telematics, wireless control systems, compass, and various combinations of these features.

Unit shipments of SmartBeam and driver assist camera products increased by approximately 12 percent in calendar year 2012 compared with calendar year 2011, in the face of challenging European market conditions which had a negative impact on product mix and option take rates. In calendar year 2013, SmartBeam and driver assist unit shipments are estimated to increase by approximately 10-15 percent compared with calendar year 2012, based on the IHS January 2013 forecast for light vehicle production, which includes a three percent decline in European light vehicle production with larger forecasted percentage decreases in the mid-size luxury class vehicle model market, which currently is one of the Company’s primary markets for these features.

RCD Mirror unit shipments decreased by approximately eight percent in calendar year 2012 compared with calendar year 2011. In calendar year 2013, RCD Mirror unit shipments are estimated to decrease by approximately 25-35 percent compared with calendar year 2012, which includes estimated reduced RCD Mirror unit shipments to automotive customers who have previously notified the Company of their plans to have the display for the rear camera in the radio instead of the rearview mirror. While the Company continues production launches of RCD Mirrors on new vehicle models in 2013, volatility in customer orders continues for this feature in the face of delayed rulemaking under the Kids Transportation Safety Act (KTSA), which did not meet the scheduled December 31, 2012, deadline for implementation, making this the fourth such delay for KTSA rulemaking.

All other mirror products and technologies continue to result in new awarded business. In development and launch now are: interior auto-dimming mirrors with new frameless designs; lighting applications with new optoelectronics; new digital microphones; many different displays in new sizes with faster processing and increased graphics capabilities; new wireless control systems that send and receive signals from garage doors, gates, lights, locks, and security systems; SmartBeam with advanced detection for tunnels, curves, fog, and for use on all headlamp technologies, including halogen, Xenon, and LED; driver-assist systems with new object-detection capabilities; and exterior auto-dimming mirrors with new curved glass applications.

SmartBeam is the Company’s high beam headlamp assist product that optimizes forward visibility by automating high beam usage, which allows drivers to better identify and react to potential hazards in the road ahead. Driver assist camera products utilize a multi-function camera combined with algorithmic decision making to perform certain tasks, such as automatic high beam assist, lane keeping and driver alert. RCD Mirrors contains a liquid crystal display (LCD) that works with an automaker-specified video camera mounted at the rear of the vehicle to provide a view directly behind the vehicle while backing up.

Unit Shipments and Net Sales

Total auto-dimming mirror unit shipments increased by approximately five percent in the fourth quarter of 2012 compared with the fourth quarter last year. Automotive net sales declined slightly to $254.6 million in the fourth quarter of 2012 compared with $254.7 million in the fourth quarter of 2011.

Auto-dimming mirror unit shipments increased by approximately 17 percent in North America in the fourth quarter of 2012 compared with the fourth quarter of 2011, primarily as a result of increased mirror unit shipments to certain domestic and Japanese transplant automakers. North American light vehicle production increased by approximately ten percent in the fourth quarter of 2012 compared with the same prior-year quarter.

Auto-dimming mirror unit shipments to offshore automakers decreased by approximately two percent in the fourth quarter of 2012 compared with the same quarter last year, primarily due to decreased mirror unit shipments to certain European and Japanese automakers. Light vehicle production in Europe decreased by approximately seven percent in the fourth quarter of 2012, and decreased by approximately nine percent in Japan and Korea in the fourth quarter of 2012, each compared with the same quarter in the prior year.

Total auto-dimming mirror unit shipments increased by 11 percent in calendar year 2012 compared with calendar year 2011. Automotive net sales increased by 7 percent to $1.1 billion in calendar year 2012 compared with $1.0 billion in calendar year 2011.

Auto-dimming mirror unit shipments increased by approximately 22 percent in North America in calendar year 2012 compared with calendar year 2011, primarily as a result of increased mirror unit shipments to certain Japanese transplant and domestic automakers. North American light vehicle production increased by approximately 17 percent in calendar year 2012 compared with calendar year 2011.

Auto-dimming mirror unit shipments to offshore customers increased by approximately five percent in calendar year 2012 compared with calendar year 2011, primarily due to increased mirror unit shipments to certain European and Japanese automakers. Light vehicle production in Europe decreased by approximately five percent in calendar year 2012, and increased by approximately 12 percent in Japan and Korea in calendar year 2012, each compared with calendar year 2011.

Other net sales increased by approximately three percent to $5.8 million for the fourth quarter of 2012 compared with the same quarter last year, primarily due to increased dimmable aircraft window net sales, partially offset by decreased fire protection net sales. Other net sales increased by 10 percent to $22.6 million for calendar year 2012 compared with calendar year 2011, primarily due to increased dimmable aircraft window net sales, partially offset by decreased fire protection net sales. Fire protection net sales continue to be impacted by the relatively weak commercial construction market.

Share Repurchases

The Company did not repurchase any shares in the fourth quarter of 2012, and four million shares remain authorized under the previously disclosed share repurchase plan (“the Plan”). Under the Plan, the Company may, from time to time, purchase additional shares of its common stock based on a number of factors, including market, economic and industry conditions; the market price of the Company’s common stock, and other factors that the Company deems appropriate. The Plan does not have an expiration date, but is reviewed periodically by the Company’s Board of Directors. Any repurchases will be funded with available cash.

“With the uncertainty created by the fiscal cliff negotiations coupled with the European sovereign debt crisis, the Company continues to be cautious,” said Gentex Chairman of the Board and Chief Executive Officer Fred Bauer.

Future Estimates

The Company provided certain additional guidance for the first quarter of 2013.

For the first quarter of 2013, the Company estimates that net sales will decline by approximately five to ten percent compared with the first quarter of 2012, based on IHS’s January 2013 forecast for light vehicle production levels, as well as the Company’s 12-week customer order release schedule.

The Company said that unstable macroeconomic factors continue to be a concern, and especially the sovereign debt crisis in Europe, as it is the Company’s largest shipping destination. The Company also continues to experience significant volatility in customer orders within the 12-week customer release schedule, and indicated that accurate forecasting remains very difficult in this environment.

Light vehicle production in the first quarter of 2013 is expected to decline by 13 percent in Japan and Korea, by ten percent in Europe and by two percent in North America, according to the IHS January 2013 forecast for light vehicle production. Additionally, while overall European light vehicle production is expected to decline by ten percent in the first quarter of 2013, the IHS forecast also includes higher percentage decreases in mid-size luxury class vehicle models, which currently are one of the primary markets for the Company’s products.

Based on the Company’s expected net sales for the first quarter of 2013, the Company currently expects that its gross profit margin for the first quarter of 2013 will be slightly down sequentially compared with the gross profit margin of 34.2 percent reported in the fourth quarter of 2012, primarily due to annual customer price reductions.

The Company currently expects Engineering, Research and Development expense to be down approximately ten percent in the first quarter of 2013 compared with the first quarter last year, primarily due to reduced costs associated with outside contract engineering/development services. Additionally, Selling, General and Administrative expense is currently expected to be approximately flat in the first quarter of 2013 compared with the first quarter of 2012, which is based on stable foreign exchange rates.

The Company’s current forecasts for light vehicle production for each of the following periods in 2013 compared with the same periods in 2012 are based on IHS Automotive’s January 2013 forecast for light vehicle production in North America, Europe and Japan and Korea. As indicated below, light vehicle production in Japan and Korea, Europe and North America is expected to decline in the first quarter of 2013 compared with the first quarter of 2012. Production in the North American region is expected to increase in calendar year 2013 compared with calendar year 2012, but Europe and Japan and Korea are expected to decrease in that same year-over-year period.

Light Vehicle Production

(per IHS Automotive’s January 2013 light vehicle production forecast)

Region	First Quarter of 2013	First Quarter of 2012	% Change
North America	3.9 million vehicles	4.0 million vehicles	-2%
Europe	4.7 million vehicles	5.2 million vehicles	-10%
Japan and Korea	3.3 million vehicles	3.8 million vehicles	-13%

Light Vehicle Production

(per IHS Automotive’s January 2013 light vehicle production forecast)

Region	Calendar Year 2013	Calendar Year 2012	% Change
North America	15.9 million vehicles	15.4 million vehicles	+3%
Europe	18.6 million vehicles	19.2 million vehicles	-3%
Japan and Korea	12.7 million vehicles	14.0 million vehicles	-9%

Safe Harbor for Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs and information currently available to us, and are also based on assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform to our current expectations, estimates and projections about the global automotive industry, the economy and the Company itself is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the affects can be difficult to predict. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “hopes”, “likely,” “plans,” “projects,” “optimistic,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, the pace of economic activity in Europe, Asia and in the United States, employment and other general economic conditions; worldwide automotive production; the maintenance of the Company’s market share; the ability to control costs, including the ability to achieve purchasing and manufacturing cost reductions, control and leverage fixed overhead costs, maintain margins; the ability to control E,R&D and S,G&A expenses. Additionally, these risks include competitive pricing pressures; the mix of products purchased by customers; the market for and the success of certain of the Company’s mirror products (e.g. Rear Camera Display, SmartBeam® and other camera-based driver-assist and lighting-assist products), including vehicle model penetration and option take rates; changes in customers’ marketing strategies; consumer confidence and the impact on production volume levels; intellectual property litigation risk; the ability to continue to make and sell product innovations; customer inventory management; scheduled production shutdowns at our customers’ production facilities; currency fluctuations; interest rates; equity prices; the financial strength/stability of the Company’s customers (including their Tier 1 suppliers); potential impact of supply chain disruptions including but not limited to those caused by natural disasters and any other part shortages; potential restructuring/sale of OEM business segments or suppliers; potential customer (including their Tier 1 suppliers) bankruptcies; and other risks identified in the Company’s other filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Fourth Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:00 a.m. EST today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is the leading supplier of automatic-dimming rearview mirrors and camera-based lighting- and driver-assist systems to the global automotive industry. The Company also provides commercial smoke alarms and signaling devices to the North American fire protection market, as well as dimmable aircraft windows for the commercial, business and general aviation markets. Based in Zeeland, Michigan, the international Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than half of the Company’s interior mirrors are sold with advanced electronic features, and more than 98 percent of the Company’s net sales are derived from the sale of auto-dimming mirrors to every major automaker in the world. Visit the Company’s web site at www.gentex.com.

GENTEX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net Sales	$260,349,122	$260,346,644	$1,099,559,521	$1,023,762,049
Cost of Goods Sold	171,230,430	169,992,934	726,740,962	662,181,714

Gross Profit	89,118,692	90,353,710	372,818,559	361,580,335

Engineering, Research & Development	18,561,953	21,805,103	85,003,602	81,634,158
Selling, General & Administrative	11,738,057	12,765,228	48,359,725	48,578,252
Litgation Settlement	5,000,000	0	5,000,000	0

Income from Operations	53,818,682	55,783,379	234,455,232	231,367,925

Other Income	(4,653,819)	(2,946,486)	(15,170,368)	(13,063,886)

Income Before Income Taxes	58,472,501	58,729,865	249,625,600	244,431,811

Provision for Income Taxes	18,873,867	18,263,752	81,038,760	79,763,583

Net Income	$39,598,634	$40,466,113	$168,586,840	$164,668,228

Earnings Per Share
Basic	$0.28	$0.28	$1.18	$1.16
Diluted	$0.28	$0.28	$1.17	$1.14
Weighted Average Shares:
Basic	142,151,791	143,132,866	143,097,530	142,492,699
Diluted	142,588,023	144,806,230	143,968,031	144,276,808
Cash Dividends Declared per Share	$0.13	$0.12	$0.52	$0.48

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec 31,	Dec 31,
	2012	2011
ASSETS
Cash and Short-Term Investments	$450,481,520	$418,795,011
Other Current Assets	294,181,520	333,497,973

Total Current Assets	744,663,040	752,292,984

Plant and Equipment—Net	349,938,172	282,541,588
Long-Term Investments and Other Assets	171,090,123	141,192,430

Total Assets	$1,265,691,335	$1,176,027,002

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current Liabilities	$87,957,442	$100,694,500
Long-Term Debt	0	0
Deferred Income Taxes	56,773,337	48,213,981
Shareholders’ Investment	1,120,960,556	1,027,118,521

Total Liabilities & Shareholders’ Investment	$1,265,691,335	$1,176,027,002

AUTO-DIMMING MIRROR UNIT SHIPMENTS

(Thousands)

	Fourth Quarter Ended December 31,			Calendar Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
North American Interior	1,928	1,651	17%	7,726	6,232	24%
North American Exterior	444	370	20%	1,736	1,514	15%
Total North American Units	2,372	2,021	17%	9,462	7,746	22%

Offshore Interior	2,414	2,484	-3%	10,355	9,957	4%
Offshore Exterior	919	904	2%	4,015	3,774	6%
Total Offshore Units	3,333	3,388	-2%	14,370	13,731	5%

Total Interior Mirrors	4,342	4,135	5%	18,081	16,189	12%
Total Exterior Mirrors	1,363	1,274	7%	5,751	5,288	9%
Total Mirror Units	5,705	5,409	5%	23,832	21,477	11%

Note: Certain prior-period amounts have been reclassified to conform with the current presentation. Percent change and unit shipment amounts may not total due to rounding.

End of Filing